Exhibit 21


                         SUBSIDIARIES OF CANDIE'S INC.


Bright Star Footwear, Inc.                                   wholly owned
  a New Jersey corporation
Intercontinental Trading Group                               majority owned
  a New York corporation
Ponca, Ltd.                                                  wholly owned
  a Hong Kong corporation
Yulong Co., Ltd.                                             wholly owned
  a British Virgin Islands corporation
Candie's Galleria, Inc.                                      wholly owned
  a New York corporation
Michael Caruso & Co., Inc.                                   wholly owned
  a California corporation
Unzipped Apparel, LLC                                        50% owned
  a Delaware limited liability corporation